Exhibit 10.19

Tile, Inc.

1900 S. Norfolk St. Ste. 310

San Mateo CA 94403

www.tile.com

June 2, 2022

Jabil, Inc.

10560 Dr. M.L. King Jr. Street North

St. Petersburg, Florida 22716

Attn: Irvin Stein, Vice President

CC: Stephy Zheng, Business Unit Director

Only via Email to:	irvin_stein@jabil.com
stephy_zheng@jabil.com

Re: Manufacturing Services Agreement Extension

Dear Irv,

This letter is in reference to the Manufacturing Services Agreement, entered into between Tile, Inc. (“Tile”) and Jabil Inc. (formerly known as Jabil Circuit, Inc.) and Jabil Circuit (Singapore) Pte. Ltd. (“Jabil Singapore”) (Jabil Inc. and Jabil Singapore hereinafter collectively referred to as “Jabil”), with an Effective Date of March 8, 2017 (“Agreement”). While the Agreement has an expiration date of March 8, 2022, Tile and Jabil confirmed via e-mail that the Agreement would remain effective and continue under its current terms and conditions while we work together on a formal amendment to the Agreement.

This letter, when signed by both Tile and Jabil below, will serve to reflect each party’s agreement to continue to work together towards finalizing and executing a formal amendment to the Agreement and to extend the Agreement’s effectiveness beyond its termination date until a formal amendment can be executed between Tile and Jabil.

Please sign below where indicated for Jabil to reflect Jabil’s agreement and return a copy to Tile at pleitner@life360.com. If you have any questions regarding this matter, please do not hesitate to contact me at pleitner@life360.com.

Sincerely,

/s/ Kristin Markworth

Kristin Markworth

Chief Operating Officer

© 2022 Tile, Inc. – Company Confidential

Acknowledged and Agreed:

Jabil Inc.		Jabil Circuit (Singapore) Pte. Ltd.

By:	/s/ Irvin Stein	By:	/s/ Irvin Stein

Name:	Irvin Stein	Name:	Irvin Stein

Title:	Vice President	Title:	Vice President

Date:	6/9/2022	Date:	6/9/2022

© 2022 Tile, Inc. – Company Confidential